Exhibit 99.1

Civista Bancshares, Inc. Announces Third Quarter 2018 Earnings

Sandusky, Ohio, November 2, 2018 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net loss available to common shareholders of $3.6 million, or ($0.31) per diluted share, for the third quarter of 2018. This compares to net income available to common shareholders of $3.4 million, or $0.29 per diluted share, for the prior year period.

For the nine-month period ended September 30, 2018, Civista reported net income available to common shareholders of $5.8 million or $0.51 per diluted share. This compares to $11.0 million or $0.97 per diluted share, in the same period of 2017.

“The third quarter of 2018 was a very busy quarter. We closed on the acquisition of United Community Bancorp and completed the integration of their systems. While those two items are big accomplishments by themselves, we also originated $36.7 million of loans. With our organic growth and the acquisition, our loans are now over $1.5 billion. Our annualized organic loan growth was 12.5% for the quarter,” said Dennis G. Shaffer, President and CEO of Civista.

Factors Affecting Comparability

Most recently, Civista acquired United Community Bancorp (“UCB”) in September 2018. The financial position and results of operations of UCB prior to its acquisition date are not included in the Company’s financial results for periods prior to the acquisition date.

Adjusted Earnings

Financial results for the third quarter and nine months ended September 30, 2018 included $8.8 million and $12.0 million respectively, in acquisition and integration expenses, as well as a loss on sale of securities of $392 thousand. Excluding these expenses, adjusted earnings were $4.8 million, or $0.37 diluted earnings per share, for the third quarter of 2018 and $16.8 million, or $1.37 diluted earnings per share, for the nine months ended September 30, 2018.

A reconciliation of adjusted earnings to net income according to accounting principles generally accepted in the United States (“GAAP”) is provided in the financial tables at the end of this press release.

Results of Operations:

Net interest income increased $2.1 million, or 15.7%, for the third quarter of 2018, and $5.4 million, or 13.6%, for the nine months ended September 30, compared to the same periods of 2017. Interest income increased $3.1 million, or 20.6%, for the third quarter of 2018 and $7.2 million or 16.9% for the nine-month period ended September 30. For both periods, an increase in average loans outstanding, as well as an increase in loan yields, contributed to the increase in interest income compared to 2017. Interest expense increased $906 thousand, or 78.4%, for the third quarter of 2018 and $1.8 million, or 63.6%, for the nine months ended September 30 compared to the same periods of 2017. The increase in interest expense is due to both an increase in average balances and an increase in the cost of interest-bearing liabilities. The tax equivalent net interest margin increased 7 basis points to 4.15% for the third quarter of 2018, compared to 4.08% for the same period a year ago and increased 21 basis points to 4.14% for the nine months ended September 30, 2018, compared to 3.93% for the same period a year ago.

Mr. Shaffer continued, “We have been positioned for some time for an increase in interest rates. We have seen the benefits through the increase in our net interest margin. The addition of UCB provides core low-cost funding for the future.”

Average Balance Analysis

(Unaudited - Dollars in thousands except share data)

	Three Months Ended September 30,
	2018			2017
	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Assets:
Interest-earning assets:
Loans	$1,256,680	$15,833	5.00%	$1,122,131	$13,022	4.60%
Taxable securities	145,621	1,042	2.81%	150,534	977	2.61%
Non-taxable securities	107,211	908	4.29%	93,022	812	5.44%
Interest-bearing deposits in other banks	24,527	103	1.67%	11,450	25	0.87%

Total interest-earning assets	$1,534,039	17,886	4.69%	$1,377,137	14,836	4.41%

Noninterest-earning assets:
Cash and due from financial institutions	22,399			24,652
Premises and equipment, net	18,219			18,000
Accrued interest receivable	5,120			4,460
Intangible assets	38,920			28,541
Other assets	16,929			10,352
Bank owned life insurance	28,452			24,889
Less allowance for loan losses	(13,303)			(12,988)

Total Assets	$1,650,775			$1,475,043

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$653,537	$317	0.19%	$594,088	$160	0.11%
Time	163,236	466	1.13%	194,364	447	0.91%
FHLB advances	180,073	925	2.04%	85,840	276	1.28%
Federal funds purchased	—	—	0.00%	462	2	1.72%
Subordinated debentures	29,427	349	4.71%	29,427	268	3.61%
Repurchase Agreements	18,664	5	0.11%	14,328	3	0.08%

Total interest-bearing liabilities	$1,044,937	2,062	0.78%	$918,509	1,156	0.50%

Noninterest-bearing deposits	385,646			363,783
Other liabilities	14,591			12,826
Shareholders’ Equity	205,601			179,925

Total Liabilities and Shareholders’ Equity	$1,650,775			$1,475,043

Net interest income and interest rate spread		$15,824	3.91%		$13,680	3.91%
Net interest margin			4.15%			4.08%

*	– Interest yields are calculated using a 21% tax-equivalent adjustment for 2018 and a 35% tax-equivalent adjustment for 2017

Average Balance Analysis

(Unaudited - Dollars in thousands except share data)

	Nine Months Ended September 30,
	2018			2017
	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Assets:
Interest-earning assets:
Loans	$1,188,093	$43,615	4.91%	$1,094,401	$37,211	4.55%
Taxable securities	144,036	3,069	2.83%	144,379	2,764	2.59%
Non-taxable securities	103,540	2,672	4.42%	86,713	2,307	5.56%
Interest-bearing deposits in other banks	53,566	614	1.53%	78,576	473	0.80%

Total interest-earning assets	$1,489,235	49,970	4.55%	$1,404,069	42,755	4.20%

Noninterest-earning assets:
Cash and due from financial institutions	49,330			53,487
Premises and equipment, net	17,836			18,084
Accrued interest receivable	4,947			4,446
Intangible assets	31,918			28,682
Other assets	14,539			10,164
Bank owned life insurance	26,327			24,747
Less allowance for loan losses	(13,127)			(13,156)

Total Assets	$1,621,005			$1,530,523

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$628,610	$819	0.17%	$582,716	$413	0.09%
Time	163,660	1,241	1.01%	181,931	1,087	0.80%
FHLB	108,239	1,560	1.93%	57,195	534	1.25%
Federal funds purchased	—	—	0.00%	156	2	1.71%
Subordinated debentures	29,427	975	4.43%	29,427	766	3.48%
Repurchase Agreements	17,871	13	0.10%	18,597	14	0.10%

Total interest-bearing liabilities	$947,807	4,608	0.65%	$870,022	2,816	0.43%

Noninterest-bearing deposits	465,448			478,137
Other liabilities	14,889			12,881
Shareholders’ Equity	192,861			169,483

Total Liabilities and Shareholders’ Equity	$1,621,005			$1,530,523

Net interest income and interest rate spread		$45,362	3.90%		$39,939	3.77%
Net interest margin			4.14%			3.93%

*	– Interest yields are calculated using a 21% tax-equivalent adjustment for 2018 and a 35% tax-equivalent adjustment for 2017

Provision for loan losses was $390 thousand for the nine months ended September 30, 2018. No provision was recorded during 2017.

For the third quarter of 2018, noninterest income totaled $3.3 million, a decrease of $177 thousand, or 5.1%, compared to the prior year’s third quarter. Noninterest income for the first nine months of 2018 totaled $13.3 million, an increase of $589 thousand, or 4.6%, compared to the prior year’s first nine months.

Noninterest income

(dollars in thousands)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Service charges	$1,219	$1,177	$3,712	$3,609
Net gain on sale of securities	(392)	(9)	(386)	(9)
Net gain on equity securities	27	—	102	—
Net gain on sale of loans	428	472	1,235	1,207
ATM/Interchange fees	622	567	1,764	1,643
Wealth management fees	873	787	2,561	2,233
Bank owned life insurance	147	142	432	429
Tax refund processing fees	—	—	2,750	2,750
Other	364	329	1,123	842

Total noninterest income	$3,288	$3,465	$13,293	$12,704

For the third quarter of 2018, we recorded a loss on securities sold of $392 thousand as a result of selling three securities to improve the structure and to gain future yield. ATM/Interchange fees increased $55 thousand, or 9.7%, and $121 thousand, or 7.4%, for the third quarter and nine-month periods ended September 30, 2018 and 2017, primarily due to increased interchange income. Wealth management fees increased $86 thousand, or 10.9%, and $328 thousand, or 14.7%, for the third quarter and nine-month period ended September 30, 2018 and 2017. Assets under management totaled $468.2 million, representing an increase of $2.8 million in the third quarter of 2018 and $5.0 million, or 1.1%, since the end of the third quarter 2017. Other noninterest income increased for the nine-month period due primarily to an increase in swap related income of $164 thousand.

Mr. Shaffer continued, “During the third quarter we took a look at our investment portfolio and determined that by repositioning a couple of securities we could improve the structure of our portfolio as well as add yield. In the short-term, that resulted in a $392 thousand loss. In the long-term, this transaction should result in the pick-up of approximately 146 basis points in yield.”

For the third quarter of 2018, noninterest expense totaled $22.2 million, an increase of $10.0 million, or 82.1%, compared to the prior year’s third quarter. Noninterest expense for the first nine months of 2018 increased $14.1 million, or 38.9%, when compared to the first nine months of 2017.

Noninterest expense (dollars in thousands)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Compensation expense	$12,054	$7,389	$26,812	$21,313
Net occupancy and equipment	1,122	1,040	3,444	3,099
Contracted data processing	3,150	357	6,237	1,174
Taxes and assessments	472	370	1,419	1,181
Professional services	2,198	534	4,233	1,718
Amortization of intangible assets	26	158	85	483
Marketing	350	240	988	768
Other	2,784	2,079	7,070	6,481

Total noninterest expense	$22,156	$12,167	$50,288	$36,217

Compensation expense increased $4.6 million and $5.5 million for the three and nine-month periods ending September 30, 2018. Both 2018 periods included $4.2 million of acquisition related expenses. The remaining increases were due to an increase in employee salaries and incentives of $388 thousand for the three months and $878 thousand for the nine months ended September 30, 2018 compared to last year. Additionally, employee insurance increased $69 thousand for the three months and $284 thousand for the nine months ended September 30, 2018 compared to last year. Net occupancy and equipment expense increased $82 thousand, or 7.9%, and $345 thousand, or 11.1%, for the three and nine-month periods ended September 30, 2018. The increase for the nine-month period is primarily due to increases in grounds maintenance and utilities, as a result of the extended winter weather we experienced in our region. Contracted data processing expenses increased $2.8 million and $5.1 million for the three and nine-month periods ended September 30, 2018, due to $2.8 million for three months and $5.3 million for nine months, incurred for data processing conversion expenses of UCB. Professional services costs increased $1.7 million and $2.5 million for the three and nine-month periods ended September 30, 2018, respectively. The increase includes $1.6 million and $2.3 million of legal and consulting expenses related to the UCB acquisition, respectively.

The efficiency ratio was 84.7% for the nine months ended September 30, 2018 compared to 67.3% for the nine months ended September 30, 2017. The increase in the efficiency ratio is due primarily to $12.0 million of expenses related to the merger with UCB, partially offset by an increase in net interest income. Excluding the merger related expenses, the efficiency ratio was 64.2% for the nine months ended September 30, 2018. Please see the non-GAAP reconciliation at the end of this document.

Civista’ s effective income tax rate for the third quarter and nine-month period ended September 30, 2018 was 0.0% and 17.6%, respectively.

Balance Sheet

Total assets increased $559.7 million, or 36.7%, from December 31, 2017 to September 30, 2018, primarily due to the acquisition of United Community Bancorp.

End of period loan balances

(dollars in thousands)	September 30, 2018	December 31, 2017	$ Change	% Change
Commercial and Agriculture	$169,686	$152,473	$17,213	11.3%
Commercial Real Estate:
Owner Occupied	203,087	164,099	38,988	23.8%
Non-owner Occupied	499,240	425,623	73,617	17.3%
Residential Real Estate	459,021	268,735	190,286	70.8%
Real Estate Construction	126,288	97,531	28,757	29.5%
Farm Real Estate	38,038	39,461	(1,423)	-3.6%
Consumer and Other	20,284	16,739	3,545	21.2%

Total Loans	$1,515,644	$1,164,661	$350,983	30.1%

The acquisition of UCB contributed $298.9 million, or 85.2%, of the increase in the loan portfolio. Organic loan growth during 2018 totaled $52.1 million with increases of $23.2 million in the Commercial Real Estate, $13.6 million in the Residential Real Estate and $17.4 million in the Real Estate Construction loan portfolios.

Total deposits increased $372.8 million, or 30.9%, from December 31, 2017 to September 30, 2018. The acquisition of UCB added $475.9 million in deposits. Organic deposits decreased $103.1 million due to a shift from brokered deposits to borrowings.

End of period deposit balances

(dollars in thousands)	September 30, 2018	December 31, 2017	$ Change	% Change
Noninterest-bearing demand	$466,527	$361,964	$104,563	28.9%
Interest-bearing demand	261,248	183,680	77,568	42.2%
Savings and money market	572,589	404,690	167,899	41.5%
Time deposits	259,394	133,853	125,541	93.8%
Brokered deposits	17,997	120,736	(102,739)	-85.1%

Total Deposits	$1,577,755	$1,204,923	$372,832	30.9%

The increase in noninterest-bearing demand is due to an increase in deposits from the acquisition of $112.8 million, which was partially offset by cash paid by the Company related to the UCB acquisition. Interest-bearing demand deposits increased due to an $86.1 million increase related to the UCB acquisition. Savings and money market deposits increased primarily due to a $148.5 million increase related to the UCB acquisition. Time deposits would have decreased $3.1 million if not for the increase related to the UCB acquisition. The decrease in brokered deposits was due to a shift in wholesale funding sources.

Federal Home Loan Bank advances increased $73.2 million to $145.1 million at September 30, 2018, or 101.8%, from December 31, 2017, due to a short term shift in wholesale funding sources.

Total shareholders’ equity increased $104.9 million, or 56.9%, from December 31, 2017 to September 30, 2018. The acquisition of UCB resulted in the issuance of 4.3 million shares of stock totaling $104.7 million. In addition, retained earnings increased $3.5 million, partially offset by a $4.1 million decrease in accumulated other comprehensive income. During 2018, $6.5 million of preferred stock was converted to 896 thousand shares of common stock. Since issuance in December 2013, approximately $12.3 million has been converted from preferred stock to common stock.

Asset Quality

The Company recorded net charge-offs of $193 thousand for the nine months of 2018 compared to $359 thousand for the same period of 2017.

Allowance for Loan Losses

(dollars in thousands)	September 30, 2018	September 30, 2017
Beginning of period	$13,134	$13,305
Charge-offs	(784)	(797)
Recoveries	591	438
Provision	390	—

End of period	$13,331	$12,946

The allowance for loan losses to loans was 0.88% for 2018 and 1.13% for 2017. The non-performing assets to assets ratio decreased to 0.48% from 0.74% in 2017. The allowance for loan losses to non-performing loans decreased to 132.86% from 168.36% in 2017. The decreases in these ratios is primarily due to the UCB acquisition.

Non-performing assets at September 30, 2018 were $10.0 million, a 5.0% increase from December 31, 2017.

Non-performing Assets

(dollars in thousands)	September 30, 2018	December 31, 2017
Non - accrual loans	$6,505	$6,648
Restructured loans	3,529	2,888

Total non-performing loans	10,034	9,536
Other Real Estate Owned	—	16

Total non-performing assets	$10,034	$9,552

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the third quarter of 2018 at 1:00 p.m. ET on Friday, November 2, 2018. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. Third Quarter 2018 Earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with GAAP. These non-GAAP financial measures include “Adjusted Earnings,” and “Adjusted Efficiency Ratio.” The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s profitability. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.1 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 38 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2018	2017	2018	2017
Interest income	17,886	14,836	49,970	42,755
Interest expense	2,062	1,156	4,608	2,816

Net interest income	15,824	13,680	45,362	39,939
Provision for loan losses	390	—	390	—

Net interest income after provision	15,434	13,680	44,972	39,939
Noninterest income	3,288	3,465	13,293	12,704
Noninterest expense	22,156	12,167	50,288	36,217

Income (loss) before taxes	(3,434)	4,978	7,977	16,426
Income tax expense	(1)	1,318	1,407	4,534

Net income (loss)	(3,433)	3,660	6,570	11,892
Preferred stock dividends	192	308	794	935

Net income (loss) available to common shareholders	(3,625)	3,352	5,776	10,957
Dividends per common share	$0.09	$0.06	$0.25	$0.18
Earnings (loss) per common share,
basic	$(0.31)	$0.33	$0.54	$1.12
diluted	$(0.31)	$0.29	$0.51	$0.97
Average shares outstanding,
basic	11,627,093	10,170,734	10,775,577	9,815,118
diluted	13,271,073	12,597,299	12,830,402	12,270,126
Selected financial ratios:
Return on average assets	-0.83%	0.98%	0.54%	1.04%
Return on average equity	-6.62%	8.07%	4.55%	9.38%
Dividend payout ratio	-30.48%	16.67%	41.00%	14.86%
Net interest margin (tax equivalent)	4.15%	4.08%	4.14%	3.93%

Selected Balance Sheet Items

	September 30, 2018	December 31, 2017
	(unaudited)	(unaudited)
Cash and due from financial institutions	$64,754	$40,519
Investment securities	318,112	231,062
Loans held for sale	4,025	2,197
Loans	1,515,644	1,164,661
Less allowance for loan losses	13,331	13,134

Net loans	1,502,313	1,151,527
Other securities	17,774	14,247
Fixed assets	22,518	17,611
Goodwill and other intangibles	85,964	28,374
Bank owned life insurance	42,750	25,125
Other assets	27,325	15,195

Total assets	$2,085,535	$1,525,857

Total deposits	$1,577,755	$1,204,923
Federal Home Loan Bank advances	145,100	71,900
Securities sold under agreements to repurchase	18,515	21,755
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	25,350	13,391
Total shareholders’ equity	289,388	184,461

Total liabilities and shareholders’ equity	$2,085,535	$1,525,857

Shares outstanding at period end	15,395,064	10,198,475
Book value per share	$18.09	$16.39
Equity to asset ratio	13.88%	12.09%
Selected asset quality ratios:
Allowance for loan losses to total loans	0.88%	1.13%
Non-performing assets to total assets	0.48%	0.63%
Allowance for loan losses to non-performing loans	132.86%	137.73%
Non-performing asset analysis
Nonaccrual loans	$6,505	$6,648
Troubled debt restructurings	3,529	2,888
Other real estate owned	—	16

Total	$10,034	$9,552

Supplemental Financial Information

(Unaudited – Dollars in thousands except share data)

End of Period Balances	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Assets
Cash and due from banks	$64,754	$41,156	$118,970	$40,519	$33,394
Securities available for sale	318,112	231,013	234,915	231,062	229,419
Loans held for sale	4,025	4,058	2,379	2,197	4,662
Loans	1,515,644	1,180,032	1,153,758	1,164,661	1,141,992
Allowance for loan losses	(13,331)	(12,867)	(12,814)	(13,134)	(12,946)

Net Loans	1,502,313	1,167,165	1,140,944	1,151,527	1,129,046
Other securities	17,774	15,154	14,247	14,247	14,247
Fixed assets	22,518	17,308	17,424	17,611	17,688
Goodwill and other intangibles	85,964	28,342	28,354	28,374	28,455
Bank owned life insurance	42,750	25,411	25,267	25,125	24,981
Other assets	27,325	18,700	17,805	15,195	14,196

Total Assets	$2,085,535	$1,548,307	$1,600,305	$1,525,857	$1,496,088

Liabilities
Total deposits	$1,577,755	$1,146,172	$1,290,671	$1,204,923	$1,201,289
Federal Home Loan Bank advances	145,100	156,200	60,000	71,900	56,750
Securities sold under agreement to repurchase	18,515	14,230	17,452	21,755	15,148
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	25,350	12,430	14,712	13,391	11,493

Total liabilities	1,796,147	1,358,459	1,412,262	1,341,396	1,314,107

Shareholders’ Equity
Preferred shares, Series B	10,878	13,250	17,034	17,358	17,557
Common stock	265,324	158,191	154,170	153,810	153,562
Accumulated earnings	35,302	39,898	37,902	31,652	28,494
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income (loss)	(4,881)	(4,256)	(3,828)	(1,124)	(397)

Total shareholders’ equity	289,388	189,848	188,043	184,461	181,981
Total Liabilities and Shareholders’ Equity	$2,085,535	$1,548,307	$1,600,305	$1,525,857	$1,496,088

Quarterly Average Balances
Assets:
Earning assets	$1,534,039	$1,427,953	$1,502,943	$1,408,479	$1,377,137
Securities	252,832	247,301	242,477	243,623	243,556
Loans	1,256,680	1,158,956	1,147,441	1,152,595	1,122,131
Liabilities and Shareholders’ Equity
Total deposits	$1,202,419	$1,190,415	$1,380,413	$1,218,502	$1,152,235
Interest-bearing deposits	816,773	756,289	803,604	849,423	788,452
Interest-bearing liabilities	228,164	149,433	87,467	91,515	130,057
Total shareholders’ equity	205,601	188,330	184,432	182,495	179,925

Supplemental Financial Information

(Unaudited – Dollars in thousands except share data)

	Three Months Ended
Income statement	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Total interest income	$17,886	$16,160	$15,924	$15,839	$14,836
Total interest expense	2,062	1,394	1,152	1,276	1,156

Net interest income	15,824	14,766	14,772	14,563	13,680
Provision for loan losses	390	—	—	—	—
Noninterest income	3,288	4,390	5,616	3,630	3,465
Noninterest expense	22,156	15,928	12,205	12,387	12,167

Income (loss) before taxes	(3,434)	3,228	8,183	5,806	4,978
Income tax expense	(1)	214	1,194	1,826	1,318

Net income (loss)	(3,433)	3,014	6,989	3,980	3,660
Preferred stock dividends	192	299	303	308	308

Net income (loss) available to common shareholders	$(3,625)	$2,715	$6,686	$3,672	$3,352

Common shares dividend paid	$971	$719	$714	$712	$610
Per share data
Basic net income (loss) per common share	$(0.31)	$0.26	$0.65	$0.36	$0.33
Diluted net income (loss) per common share	(0.31)	0.24	0.55	0.32	0.29
Dividends per common share	0.09	0.07	0.07	0.06	0.06
Average common shares outstanding – basic	11,627,093	10,470,839	10,213,264	10,179,079	10,170,734
Average common shares outstanding – diluted	13,271,073	12,615,336	12,597,394	12,597,396	12,597,299
Asset quality
Allowance for loan losses, beginning of period	$12,867	$12,814	$13,134	$12,946	$13,047
Charge-offs	(133)	(226)	(425)	(145)	(309)
Recoveries	207	279	105	333	208
Provision	390	—	—	—	—

Allowance for loan losses, end of period	$13,331	$12,867	$12,814	$13,134	$12,946

Ratios
Allowance to total loans	0.88%	1.09%	1.11%	1.13%	1.13%
Allowance to nonperforming assets	132.86%	168.36%	154.21%	137.50%	117.19%
Allowance to nonperforming loans	132.86%	168.36%	154.41%	137.73%	117.47%

Nonperforming assets
Nonperforming loans	$10,034	$7,642	$8,298	$9,536	$11,021
Other real estate owned	—	—	11	16	27

Total nonperforming assets	$10,034	$7,642	$8,309	$9,552	$11,048

Capital and liquidity
Tier 1 leverage ratio	15.37%	12.96%	11.82%	12.69%	12.74%
Tier 1 risk-based capital ratio	15.43%	15.71%	15.87%	15.45%	15.54%
Total risk-based capital ratio	16.29%	16.74%	16.92%	16.53%	16.63%
Tangible common equity ratio	9.70%	9.80%	9.12%	9.33%	9.31%

Reconciliation of Non-GAAP Financial Measures

(Unaudited – Dollars in thousands except share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
Adjusted earnings	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 20 17
Income before taxes (GAAP)	(3,434)	4,978	7,977	16,426
Loss on sale of investment securities	(392)	—	(392)	—
Acquisition and integration expenses	8,801	—	11,952	—

Adjusted earnings, pretax	5,759	4,978	20,321	16,426
Adjusted income tax expense	821	1,318	2,897	4,534

Adjusted net income (Non-GAAP)	4,938	3,660	17,424	11,892
Preferred stock dividends	192	308	794	936

Adjusted net income available to common shareholders	$4,746	$3,352	$16,630	$10,956

Adjusted earnings per common share – basic	$0.41	$0.33	$1.54	$1.12
Adjusted earnings per common share – diluted	0.37	0.29	1.36	0.97
Average common shares outstanding – basic	11,627,093	10,170,734	10,775,577	9,815,118
Average common shares outstanding – diluted	13,271,073	12,597,299	12,830,402	12,270,126
Adjusted Efficiency ratio
	Nine Months Ended	Nine Months Ended
	September 30, 2018	September 30, 2017
Noninterest expense (GAAP)	50,288	36,217
Acquisition and integration expense	(11,952)	—

Adjusted noninterest expense	38,336	36,217
Net interest income (GAAP)	45,362	39,939
Effect of tax-exempt income	712	1,187

Adjusted net interest income	46,074	41,126
Noninterest Income – GAAP	13,293	12,704
Loss(gain) on sales of investment securities, net	392	—

Adjusted Non-interest Income	13,685	12,704
Adjusted total revenue	59,759	53,830
Adjusted Efficiency ratio	64.2%	67.3%